Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Davis Fundamental ETF Trust:

We consent to the use of our report dated December 19, 2018, with respect to the financial statements and financial highlights of Davis Select U.S. Equity ETF, Davis Select Financial ETF, Davis Select Worldwide ETF, and Davis Select International ETF (each a series of Davis Fundamental ETF Trust) as of October 31, 2018, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

Denver, Colorado
February 27, 2019